Dear Shareholder,

This report presents the results for the quarter ended September 30, 2011 for Potomac Bancshares Inc. and its one bank holding subsidiary, Bank of Charles Town. You will note that we posted a net loss for the quarter of $1.8 million and a net loss year-to-date of $1.37 million. I would like to further explain these charges.

First, we reduced the value of our foreclosed property assets by $1.85 million dollars. This number was derived from obtaining updated appraisals on foreclosed property carried on our balance sheet. We are required to do this on a periodic basis especially in a “declining real estate market”, which our area continues to experience. About two thirds of the write-down involves residential lot developments foreclosed upon and charged down in 2009. Unfortunately, these properties have continued to lose value due to very weak demand by consumers for new housing and little demand from builders for lots. A surplus of foreclosed properties on the market continues to keep prices low. Therefore, until new and existing housing values reach some sort of price equilibrium, there will be little demand for both lots and new construction.

A second charge of $2.1 million dollars involves additions to our loan loss reserve as businesses and consumers continue to struggle because of the poor economy. As we enter the winter months, we see that business activity typically slows down. In conjunction with our annual loan review process, an analysis of both primary and secondary sources of repayment, including an assessment of the current value of collateral, is performed. Again, most of the collateral that secures our loans is real estate and those values are down significantly.

We do not take these decisions lightly but, as in 2009, we think it is prudent given the current economic outlook. The benefit to marking down our foreclosed real estate is that it provides us the opportunity to move it off our books. This helps to reduce carrying and opportunity costs thereby improving the potential for profitability going forward. Please note that even after taking these charges to earnings, we continue to maintain our well-capitalized status as evidenced below.

					Excess Capital
	Actual		Minimum Capital		over Well -
	Amount		Requirements		Capitalized
(in thousands)	9/30/11	Ratio	Amount	Ratio	Amount
Total Capital	$ 27,656	13.09%	$ 16,903	8.00%	$ 6,528
(to risk weighted assets)

Tier 1 Capital	$ 24,983	11.82%	$ 8,451	4.00%	$ 12,306
(to risk weighted assets)

Tier 1 Capital	$ 24,983	8.42%	$ 11,869	4.00%	$ 10,147
(to average assets)

Given that these charges will reduce capital, we will not pay a dividend this quarter. I can assure you we don’t like doing this, but it is necessary to maintain the long term health of your company. If you should have any questions, please do not hesitate to contact me directly.

Sincerely,

Robert F. Baronner Jr.
President and CEO

Potomac Bancshares, Inc.

	Three Months Ended		Nine Months Ended
(Unaudited - dollars in thousands, except per share data)	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2011	2010	2011	2010
Earnings Performance
Interest Income	$3,162	$3,459	$9,524	$10,524
Interest Expense	634	993	2,343	3,195
Net Interest Income	2,528	2,466	7,181	7,329
Provision For Loan Losses	2,128	213	2,727	984
Non-Interest Income	1,054	1,022	3,102	3,025
Non-Interest Expense	4,674	2,506	10,298	7,334
(Loss) Income Before Income Tax (Benefit) Expense	(3,220)	769	(2,742)	2,036
Income Tax (Benefit) Expense	(1,418)	241	(1,370)	648
(Loss) Net Income	($1,802)	$528	($1,372)	$1,388

Annualized Return On Average Equity			n/m	6.97%
Annualized Return On Average Assets			n/m	0.61%
n/m = Not Meaningful

			Sept. 30	December 31
			2011	2010
Balance Sheet Highlights
Total Assets			$293,745	$297,609
Investment Securities			45,543	42,690
Loans, Net			202,108	214,238
Deposits And Cash Management Accounts			262,936	264,804
Shareholders’ Equity*			25,725	26,776

	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2011	2010	2011	2010
Shareholders’ Value (per share)
(Loss) Earnings Per Share, Basic	(0.53)	0.16	(0.40)	0.41
(Loss) Earnings Per Share, Diluted	(0.53)	0.16	(0.40)	0.41
Cash Dividends Declared (per share)			0.02	–
Book Value At Period End (per share)			7.59	7.96

			Sept. 30	December 31
			2011	2010
Safety And Soundness
Tier 1 Capital Ratio (Leverage Ratio)			8.42%	9.36%
Non-Performing Assets As A Percentage Of
Total Assets Including OREO			3.06%	2.96%
Allowance For Loan Losses As A Percentage Of
Period End Loans			2.54%	2.29%
Ratio Of Net Charge-Offs Annualized During The Period To
Average Loans Outstanding During The Period			1.56%	1.01%

*When computing capital ratios, the net of unrealized holding gains (losses) on securities available for sale and the unfunded liability for pension and other postretirement benefits, all computed net of tax, are added back to these shareholders’ equity figures.